Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record First Quarter 2010 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 28, 2010--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income available to common stockholders for the quarter ended March 31, 2010 was a record $15,954,000, an increase of 71.8% from $9,286,000 for the first quarter of 2009. Diluted earnings per common share for the first quarter of 2010 were a record $0.94, an increase of 70.9% from $0.55 for the first quarter of 2009.

On March 26, 2010, the Company, through its wholly owned bank subsidiary, entered into a purchase and assumption agreement with loss share agreements with the Federal Deposit Insurance Corporation (“FDIC”) pursuant to which it acquired substantially all of the assets and assumed substantially all of the deposits and certain other liabilities of the former Unity National Bank (“Unity”) with five offices in Cartersville, Rome, Adairsville and Calhoun, Georgia. The Company recognized a pre-tax gain of $10.0 million on this transaction and incurred related pre-tax acquisition costs of $0.3 million. After taxes, this gain, net of acquisition costs, contributed $5.9 million to first quarter 2010 net income, or $0.35 to first quarter diluted earnings per common share.

The Company’s returns on average assets and average common stockholders’ equity for the first quarter of 2010 were 2.32% and 23.70%, respectively, compared to 1.16% and 14.19%, respectively, for the first quarter of 2009. Such returns for the first quarter of 2010 include the Unity acquisition.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased with our first quarter results which were at a record level even before our profitable acquisition. Highlights of the first quarter include our strategic acquisition in north Georgia, further improvement in our net interest margin, record trust income, and general improvement in our asset quality ratios compared to the fourth quarter of 2009.”

Loans and leases, excluding those covered by FDIC loss share agreements, were $1.88 billion at March 31, 2010, a decrease of 5.5% from $1.99 billion at March 31, 2009. Mr. Gleason stated, “Slower economic conditions have diminished loan and lease demand for some time now. While we have actively sought and originated many good quality new loans and leases, such loan and lease originations have been more than offset by loan and lease pay downs in recent quarters.”

Deposits, including $0.21 billion of recently acquired deposits in Georgia, were $2.25 billion at March 31, 2010, a decrease of 1.6% compared to $2.29 billion at March 31, 2009. Mr. Gleason stated, “The decline in our total deposits in recent quarters obscures two favorable underlying trends. First, our non-CD deposits have grown significantly accounting for 58.1% of total deposits at March 31, 2010 compared to 46.5% of total deposits at March 31, 2009. Second, brokered deposits have been significantly reduced, decreasing to just 2.7% of total deposits at March 31, 2010 compared to 11.4% of total deposits at March 31, 2009. We feel that these changes in our deposit mix have improved the quality, value and profitability of our deposit base.”

Total assets, including assets acquired in the Unity transaction, were $3.02 billion at March 31, 2010, a decrease of 4.5% from $3.16 billion at March 31, 2009.

Common stockholders’ equity was $284 million at March 31, 2010, an increase of 5.2% from $270 million at March 31, 2009. Book value per common share was $16.75 at March 31, 2010, an increase of 4.8% from $15.98 at March 31, 2009. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and warrant transactions, the effect of restricted stock grants and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on available for sale investment securities.

The Company’s ratio of common stockholders’ equity to total assets was 9.39% as of March 31, 2010 compared to 8.53% as of March 31, 2009. Its ratio of tangible common stockholders’ equity to tangible total assets was 9.17% as of March 31, 2010 compared to 8.37% as of March 31, 2009.

Paul Moore, Chief Financial Officer, stated, “We continue to maintain our status as ‘well capitalized’ as determined by all applicable regulatory capital ratios. Our excellent earnings have contributed to increases in our common stockholders’ equity enhancing our already strong capital position and providing capital to support anticipated future growth and possible additional acquisitions.”

NET INTEREST INCOME

Net interest income for the first quarter of 2010 decreased 10.4% to $27,193,000 compared to $30,334,000 for the first quarter of 2009. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 4.99% in the first quarter of 2010, an increase of 26 basis points from 4.73% in the first quarter of 2009. Average earning assets were $2.42 billion in the first quarter of 2010, a decrease of 18.1% from $2.96 billion in the first quarter of 2009. The decrease in average earning assets in the first quarter of 2010 compared to the first quarter of 2009 was due primarily to a $0.43 billion dollar decrease in the average balance of investment securities.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2010 increased 85.3% to $17,365,000 compared to $9,373,000 for the comparable quarter of 2009. As previously discussed, the Company’s first quarter 2010 results include a pre-tax bargain purchase gain of $10,037,000 on its FDIC-assisted acquisition of Unity.

Service charges on deposit accounts were $3,202,000 in the first quarter of 2010, an increase of 14.2% from $2,803,000 in the first quarter of 2009.

Mortgage lending income was $527,000 in the first quarter of 2010, a decrease of 38.8% from $861,000 in the first quarter of 2009.

Trust income was a record $922,000 for the first quarter of 2010, an increase of 42.5% from $647,000 in the first quarter of 2009. The Company has achieved record trust income in each of the last four quarters.

Net gains on investment securities and from sales of other assets were $1,624,000 in the first quarter of 2010 compared to net gains in such categories of $4,047,000 in the first quarter of 2009.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2010 was $17,471,000, an increase of 7.9% from $16,187,000 for the first quarter of 2009. The Company’s efficiency ratio for the quarter ended March 31, 2010 was 37.0% compared to 36.9% for the first quarter of 2009.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

As part of the Unity acquisition, the Company acquired substantially all of the loans and foreclosed real estate (“ORE”) of Unity. Through the loss share provisions of the purchase and assumption agreement, the FDIC agreed to reimburse the Company’s bank subsidiary for 80% of the losses incurred on the disposition of such loans and ORE up to a stated threshold of $65 million. For losses in excess of the stated threshold, if any, the FDIC agreed to reimburse the Company’s bank subsidiary for 95% of the losses it incurs. At March 31, 2010, the loans and ORE covered by the FDIC loss share agreements and the related FDIC loss share receivable were presented in the Company’s financial reports as “covered” assets (i.e., covered by the FDIC loss share agreements) with a carrying value equal to the discounted net present value of expected future proceeds. Loans covered by loss share were carried at $143.4 million, ORE covered by loss share was carried at $9.4 million and the FDIC loss share receivable was carried at $35.7 million. As a result of the FDIC loss share indemnification related to these assets and the discounted net present value method of valuing these assets, such assets are excluded from the computations of the following asset quality ratios, except for their inclusion in total assets.

Nonperforming loans and leases as a percent of total loans and leases decreased to 1.02% as of March 31, 2010 compared to 1.15% as of March 31, 2009 and 1.24% as of December 31, 2009.

Nonperforming assets as a percent of total assets were 2.68% as of March 31, 2010, an increase from 1.17% as of March 31, 2009 but a decrease from 3.06% as of December 31, 2009.

The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases decreased to 1.70% as of March 31, 2010 compared to 2.24% as of March 31, 2009 and 1.99% as of December 31, 2009.

The Company’s annualized net charge-off ratio for the first quarter of 2010 was 0.86%, an increase from 0.64% for the first quarter of 2009 but a decrease from 1.08% for the fourth quarter of 2009. For the first quarter of 2010, the Company’s net charge-offs were $4.0 million, an increase from $3.2 million in the first quarter of 2009 but a decrease from $5.3 million in the fourth quarter of 2009.

For the first quarter of 2010, the Company’s provision for loan and lease losses decreased to $4.2 million compared to $10.6 million in the first quarter of 2009 and $5.6 million in the fourth quarter of 2009.

The Company’s allowance for loan and lease losses increased to $39.8 million, or 2.11% of total loans and leases, at March 31, 2010 compared to $36.9 million, or 1.86% of total loans and leases, at March 31, 2009 and $39.6 million, or 2.08% of total loans and leases, at December 31, 2009.

SUBSEQUENT EVENTS

Through the first 27 days of the second quarter of 2010, the Company has closed 12 sales to third parties of foreclosed other real estate owned, including a large apartment project in Arlington, Texas. At March 31, 2010, these properties had an aggregate carrying value of $12.3 million and accounted for 15.2% of the Company’s nonperforming assets. Collectively, these sales resulted in net proceeds substantially equal to the Company’s March 31, 2010 book value of the assets sold.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, April 29, 2010. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 67275156. The telephone playback will be available through May 31, 2010, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve; competitive factors; general economic and real estate market conditions and their effects on the creditworthiness of borrowers, collateral values and asset recovery values, including the value of the FDIC loss share receivable and related covered assets; recently enacted and potential legislation and regulatory actions including legislation and regulatory actions intended to stabilize economic conditions and credit markets and to protect homeowners and consumers; changes in the value and volume of investment securities; changes in U.S. government monetary and fiscal policy; changes in credit market conditions; the ability to attract new deposits and loans and leases; and delays or changes in the Company’s expectations for opening new offices or inability to obtain all required regulatory or other approvals for opening new offices; as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2009 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 78 offices, including 65 banking offices in 34 communities throughout northern, western and central Arkansas, seven Texas banking offices, five recently acquired Georgia banking offices, and a loan production office in Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended
	March 31,
	2010	2009	% Change
Income statement data:
Net interest income	$27,193	$30,334	(10.4)%
Provision for loan and lease losses	4,200	10,600	(60.4)
Non-interest income	17,365	9,373	85.3
Non-interest expense	17,471	16,187	7.9
Noncontrolling interest	11	(23)	-
Preferred dividends	-	1,074	-
Net income available to common stockholders	15,954	9,286	71.8

Common stock data:
Net income per share – diluted	$0.94	$0.55	70.9%
Net income per share – basic	0.94	0.55	70.9
Cash dividends per share	0.14	0.13	7.7
Book value per share	16.75	15.98	4.8
Diluted shares outstanding (thousands)	16,968	16,887
End of period shares outstanding (thousands)	16,926	16,868

Balance sheet data at period end:
Assets	$3,019,025	$3,159,819	(4.5)%
Loans and leases not covered by loss share	1,880,946	1,990,946	(5.5)
Allowance for loan and lease losses	39,774	36,949	7.6
Loans covered by loss share	143,358	-	-
ORE covered by loss share	9,414	-	-
FDIC loss share receivable	35,683	-	-
Investment securities	540,031	889,515	(39.3)
Goodwill	5,243	5,243	-
Other intangibles – net of amortization	1,940	393	393.6
Deposits	2,252,455	2,290,225	(1.6)
Repurchase agreements with customers	52,079	54,564	(4.6)
Other borrowings	342,469	381,978	(10.3)
Subordinated debentures	64,950	64,950	-
Preferred stock	-	72,017	-
Common stockholders’ equity	283,513	269,564	5.2
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	6,250	25,551	(75.5)
Loan and lease to deposit ratio	83.51%	86.93%

Selected ratios:
Return on average assets*	2.32%	1.16%
Return on average common stockholders’ equity*	23.70	14.19
Average common equity to total average assets	9.81	8.20
Net interest margin – FTE*	4.99	4.73
Efficiency ratio	37.01	36.95
Net charge-offs to average loans and leases*	0.86	0.64
Nonperforming loans and leases to total loans and leases**	1.02	1.15
Nonperforming assets to total assets**	2.68	1.17
Allowance for loan and lease losses to total loans and leases**	2.11	1.86

Other information:
Non-accrual loans and leases**	$19,228	$22,832
Accruing loans and leases – 90 days past due**	-	-
ORE and repossessions**	61,556	14,113

*Ratios for interim periods annualized based on actual days.
**Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	6/30/08	9/30/08	12/31/08	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10
Earnings Summary:
Net interest income	$23,603	$24,616	$28,731	$30,334	$30,262	$29,232	$28,495	$27,193
Federal tax (FTE) adjustment	2,767	2,074	3,950	4,169	3,060	2,557	2,229	2,649
Net interest income (FTE)	26,370	26,690	32,681	34,503	33,322	31,789	30,724	29,842
Provision for loan and lease losses	(4,000)	(3,400)	(8,300)	(10,600)	(21,100)	(7,500)	(5,600)	(4,200)
Non-interest income	5,557	4,871	3,796	9,373	22,610	5,810	13,257	17,365
Non-interest expense	(13,467)	(13,828)	(14,233)	(16,187)	(17,945)	(15,499)	(19,001)	(17,471)
Pretax income (FTE)	14,460	14,333	13,944	17,089	16,887	14,600	19,380	25,536
FTE adjustment	(2,767)	(2,074)	(3,950)	(4,169)	(3,060)	(2,557)	(2,229)	(2,649)
Provision for income taxes	(3,111)	(3,255)	(655)	(2,537)	(3,250)	(2,599)	(4,472)	(6,944)
Noncontrolling interest	25	7	(21)	(23)	-	25	17	11
Preferred stock dividend	-	-	(227)	(1,074)	(1,076)	(1,078)	(3,048)	-
Net income available to common stockholders	$8,607	$9,011	$9,091	$9,286	$9,501	$8,391	$9,648	$15,954

Earnings per common share – diluted	$0.51	$0.53	$0.54	$0.55	$0.56	$0.50	$0.57	$0.94

Non-interest Income:
Service charges on deposit accounts	$2,967	$3,102	$3,067	$2,803	$3,047	$3,234	$3,338	$3,202
Mortgage lending income	636	473	434	861	1,096	672	682	527
Trust income	629	649	712	647	751	801	880	922
Bank owned life insurance income	499	512	2,630	477	484	495	1,729	464
Gains (losses) on investment securities	-	(317)	(3,136)	3,999	16,519	142	6,322	1,697
Gains (losses) on sales of other assets	206	(78)	(579)	48	(32)	(51)	(142)	(73)
Gain on FDIC assisted transaction	-	-	-	-	-	-	-	10,037
Other	620	530	668	538	745	517	448	589
Total non-interest income	$5,557	$4,871	$3,796	$9,373	$22,610	$5,810	$13,257	$17,365

Non-interest Expense:
Salaries and employee benefits	$7,624	$7,728	$7,448	$7,916	$7,978	$7,823	$8,131	$8,275
Net occupancy expense	2,183	2,318	2,306	2,578	2,449	2,558	2,156	2,421
Other operating expenses	3,594	3,727	4,452	5,666	7,490	5,091	8,686	6,748
Amortization of intangibles	66	55	27	27	28	27	28	27
Total non-interest expense	$13,467	$13,828	$14,233	$16,187	$17,945	$15,499	$19,001	$17,471

Allowance for Loan and Lease Losses:
Balance at beginning of period	$21,063	$23,432	$25,427	$29,512	$36,949	$43,635	$39,280	$39,619
Net charge-offs	(1,631)	(1,405)	(4,215)	(3,163)	(14,414)	(11,855)	(5,261)	(4,045)
Provision for loan and lease losses	4,000	3,400	8,300	10,600	21,100	7,500	5,600	4,200
Balance at end of period	$23,432	$25,427	$29,512	$36,949	$43,635	$39,280	$39,619	$39,774

Selected Ratios:
Net interest margin - FTE*	3.77%	3.82%	4.52%	4.73%	4.80%	4.80%	4.89%	4.99%
Efficiency ratio	42.10	43.79	39.08	36.95	32.08	41.22	43.20	37.01
Net charge-offs to average loans and leases*(1)	0.33	0.27	0.83	0.64	2.89	2.38	1.08	0.86
Nonperforming loans and leases/total loans and leases(1)	0.74	0.70	0.76	1.15	0.90	1.00	1.24	1.02
Nonperforming assets/total assets(1)	0.59	0.66	0.81	1.17	1.37	2.88	3.06	2.68
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(1)	0.92	0.94	2.68	2.24	2.34	1.77	1.99	1.70

* Annualized based on actual days.
(1) Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis (Dollars in Thousands) Unaudited

	Quarter Ended
	March 31, 2010
	Average	Income/	Yield/
	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$865	$3	1.41%
Investment securities:
Taxable	129,961	1,649	5.15
Tax-exempt – FTE	389,579	7,560	7.87
Loans and leases – FTE	1,896,339	29,495	6.31
Covered loans*	7,973	155	7.86
Total earning assets – FTE	2,424,717	38,862	6.50
Non-earning assets	360,107
Total assets	$2,784,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$950,129	$1,999	0.85%
Time deposits of $100,000 or more	511,728	1,587	1.26
Other time deposits	337,899	1,329	1.59
Total interest bearing deposits	1,799,756	4,915	1.11
Repurchase agreements with customers	48,540	109	0.91
Other borrowings	349,505	3,575	4.15
Subordinated debentures	64,950	421	2.63
Total interest bearing liabilities	2,262,751	9,020	1.62
Non-interest bearing liabilities:
Non-interest bearing deposits	235,504
Other non-interest bearing liabilities	9,959
Total liabilities	2,508,214
Preferred stock	-
Common stockholders’ equity	273,060
Noncontrolling interest	3,550
Total liabilities and stockholders’ equity	$2,784,824

Net interest income – FTE		$29,842
Net interest margin – FTE			4.99%

* Covered loans are loans covered by FDIC loss share agreements.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217